Exhibit 10.1

August 22, 2008

VIA EMAIL AND FACSIMILE 303-595-0709

Mr. Patrick D. O’Brien
American Oil & Gas, Inc.
1050 Seventeenth Street, Suite 2400
Denver, Colorado 80265

Mr. Wayne P. Neumiller
North Finn, LLC
950 Stafford
Casper, Wyoming 82609

Re:	Offer to Purchase Converse County, Wyoming

Dear Mr. O’Brien and Mr. Neumiller:

Chesapeake Exploration, L.L.C. (“Chesapeake”) hereby submits a cash offer of $30,000,000.00 (“Purchase Price”) to American Oil & Gas, Inc. and North Finn, LLC, and all their respective subsidiaries and affiliates, (collectively “Seller”), for all of Seller’s right, title and interest owned by Seller as of the date of this letter in oil and gas leasehold and minerals in certain lands located in Converse County, Wyoming, which lands are outlined in red on Exhibit “A” attached hereto and the Wells described hereinbelow, including but not limited to the oil and gas leases particularly described in Exhibit “B” attached hereto, (the “Leases”).

This offer is subject to the following terms and conditions:

(a)
The Leases to be conveyed by assignment to Chesapeake by the Seller shall include approximately 40,048 net acres and each Lease shall be delivered with the respective net revenues tabulated on Exhibit “B.” The Leases shall cover all depths, intervals and formations owned by Seller. Adjustments to the Purchase Price, as a result of Due Diligence and/or Title Defects, based on the Seller delivering less than 41,540 net acres shall be made in accordance with the allocated value of $722.00 per net acre.

(b)
The Wells to be conveyed by assignment to Chesapeake by the Seller as part of this agreement are the North Finn – State Deep 7-16 (API # 49009281610000) and North Finn – Morton Ranch Fee 1-25H (API # 49009227660100) including all surface and downhole equipment, flowlines, pipelines, all appurtenances and associated equipment (the “Wells”).

Chesapeake shall have 60 days from the date of receipt of this fully executed offer within which to conduct Due Diligence of the Leases and associated Title Defects, if any, including (i) examining title to the Leases and Wells, and (ii) reviewing any related contracts and agreements affecting the Leases and the lands covered thereby; and same shall be reasonably acceptable to Chesapeake prior to the Closing. Seller agrees to make available to Buyer all leases, title, unitization, and all other associated and relevant information, which Buyer may review and/or copy in the offices of Seller. Due Diligence shall be subject to and governed by the provisions of Schedule 1 attached hereto.

3.	Chesapeake reserves the right to substitute as purchaser hereunder any of its affiliates, without otherwise altering the terms and conditions of this agreement.

4.
The Leases are, or will be delivered at Closing, free and clear of any mortgages, liens or other encumbrances, except liens for taxes not yet due and payable, which shall be proportioned among the parties.

5.	Subject to its location, remaining term, and net revenue, Chesapeake would be willing to consider acquiring additional acreage in the area based on similar terms and conditions.

6.	Closing shall be on or before 60 days following receipt of a fully executed copy of this offer.

7.	The effective date of the assignment shall be August 1, 2008 (the “Effective Date”).

This offer will be considered void if not accepted by 5:00 PM CST on August 22, 2008.

This Offer to Purchase may be executed in counterparts, which shall when taken together shall constitute one (1) valid and binding agreement.

Chesapeake appreciates the opportunity to submit this offer. If you accept this offer, please so indicate by signing the appropriate space below and returning one (1) original to the attention of the undersigned.

Should you have any questions regarding this offer, please do not hesitate to contact me at your convenience.

Very truly yours,

/s/Gary S. Dunlap
Gary S. Dunlap

AGREED TO AND ACCEPTED this 22nd day of August, 2008.

/s/ Douglas J. Jacobson
Chesapeake Exploration, L.L.C.
By: Douglas J. Jacobson
Title: Executive Vice President – Acquisitions and Divestitures

AGREED TO AND ACCEPTED this 22nd day of August, 2008.

/s/ Patrick D. O’Brien
American Oil & Gas, Inc.
By: Patrick D. O’Brien
Title: Chairman and CEO

AGREED TO AND ACCEPTED this 22nd day of August, 2008.

/s/ Wayne P. Neumiller
North Finn, LLC
By: Wayne P. Neumiller
Title: Manager, Member

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